As filed with the Securities and Exchange Commission on April 13, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Lowe's Companies, Inc.
(Exact name of Registrant as specified in its Charter)

North Carolina	56-0578072
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)

1000 Lowe's Boulevard
Mooresville, North Carolina	28117
(Address of principal executive offices)	(Zip Code)

__________________

Lowe's Companies Cash Deferral Plan
(Full title of the plan)
___________________

R. William McCanless, Esq.
Senior Vice President, General Counsel and Secretary
Lowe's Companies, Inc.
1000 Lowe's Boulevard
Mooresville, North Carolina 28117
(Name and address of agent for service)

(704) 758-1000
(Telephone number, including area code, of agent for service)

Copy to:
Ernest S. Delaney, Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000
__________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$2,534.00

(1) The Deferred Compensation Obligations to which this registration statement relates are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Lowe's Companies Cash Deferral Plan.
(2) Estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the participating employees as specified by Rule 428(b) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the "Prospectus") that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Lowe's Companies, Inc. (the "Company") with the Commission (File No. 1-7898) are incorporated herein by reference:

(a) the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2004, filed on April 7, 2004, as amended on Form 10-K/A filed on April 13, 2004; and

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 30, 2004.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those Current Reports on Form 8-K which furnish information pursuant to Item 9 or Item 12 of such report), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Deferred Compensation Obligations being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the Lowe's Companies Cash Deferral Plan (the "Plan").

The Deferred Compensation Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company is under no obligation and does not intend to fully fund the Deferred Compensation Obligations. The Company has established a trust to hold assets designated for the payment of the Deferred Compensation Obligations under the Plan. However, these assets remain general assets of the Company.

The amount of compensation deferred by a participant and credited to the participant's deferral account is determined in accordance with the participant's deferral election and the provisions of the Plan. A participant's deferral account is indexed to the investment elections made by such participant in accordance with the Plan. The Deferred Compensation Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Deferred Compensation Obligations. A participant's deferral account will be payable to the participant upon the termination of the deferral period or the participant's death or termination of employment in a single lump sum or in installments in accordance with the terms of the Plan.

The Company reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Deferred Compensation Obligations are not convertible into any other security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each participant will be responsible for acting independently with respect to the enforcement of any rights the participant may have.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article IV of the Company's Bylaws provides that any person who serves or has served as a director or officer of the Company, or in such capacity at the request of the Company for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by law against (i) reasonable expenses, including attorneys' fees, actually and necessarily incurred by such person in connection with any threatened, pending or completed action, suit or proceeding seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such proceeding. The Company may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the Company. Also, the Company may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the North Carolina Business Corporation Act (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the North Carolina Business Corporation Act. The Company's Charter provides that, to the extent permitted by the North Carolina Business Corporation Act, a director of the Company shall not be liable for monetary damages for breach of his or her duty as a director.

The Company maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.

Item 8. Exhibits.

Exhibit No.	Description of Document
5.1	Opinion of Moore & Van Allen PLLC
23.1	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5.1)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included on the signature page.)

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on April 13, 2004.

LOWE'S COMPANIES, INC.

By: /s./ R. William McCanless
R. William McCanless Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 13, 2004. Each of the undersigned directors and officers of the Company, by his or her execution hereof, hereby constitutes and appoints R. William McCanless, Senior Vice President, General Counsel and Secretary, Lowe's Companies, Inc., and Robert F. Hull, Jr., Senior Vice President and Chief Financial Officer, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Signature	Title

/s./ Robert L. Tillman	Chairman of the Board of Directors,
Robert L. Tillman	Chief Executive Officer and Director (Principal Executive Officer)

/s./ Robert F. Hull Jr.	Senior Vice President and Chief Financial Officer
Robert F. Hull, Jr.	(Principal Financial Officer)

/s./ Kenneth W. Black, Jr.	Senior Vice President and Chief Accounting Officer
Kenneth W. Black, Jr.

/s./ Leonard L. Berry, Ph.D.	Director
Leonard L. Berry, Ph.D.

/s./ Peter C. Browning	Director
Peter C. Browning

/s./ Paul Fulton	Director
Paul Fulton

/s./ Dawn E. Hudson	Director
Dawn E. Hudson

/s./ Robert A. Ingram	Director
Robert A. Ingram

/s./ Richard K. Lochridge	Director
Richard K. Lochridge

/s./ Claudine B. Malone	Director
Claudine B. Malone

/s./ Robert A. Niblock	Director
Robert A. Niblock

/s./ Stephen F. Page	Director
Stephen F. Page

Director
O. Temple Sloan, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description of Document
5.1	Opinion of Moore & Van Allen PLLC
23.1	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5.1)
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney (included on the signature page.)